Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-142773, 333-152083, 333-162451, 333-162452) and in the Registration Statements on Form S-8 (Nos. 333-147270, 333-162453) of Developers Diversified Realty Corporation of our report dated February 26, 2010 which contains an explanatory paragraph about the Company’s ability to continue as a going concern as described in Note 8 and an emphasis of a matter paragraph related to an impairment charge as described in Note 7 relating to the financial statements of Coventry II DDR Bloomfield LLC, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 26, 2010